UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 2, 2015

THE ONE GROUP HOSPITALITY, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-52651	14-1961545
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

411 W. 14th Street, 2nd Floor

New York, New York 10014

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (646) 624-2400

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On June 2, 2015, The ONE Group, LLC, a wholly-owned subsidiary of The ONE Group Hospitality, Inc., and its affiliates (the “Borrowers”) entered into a second term loan agreement with BankUnited, N.A. (the “Second Term Loan Agreement”). In connection therewith, subject to certain terms and conditions, BankUnited, N.A. has agreed to make a second term loan (“Second Term Loan”) in multiple advances to the Borrowers in the aggregate principal amount of up to $6,000,000.00.

In addition, the December 17, 2014 term loan agreement with BankUnited, N.A. in the amount of $7,475,000.07 and the issued letters of credit in the total amount of approximately $1.5 million for our STK locations in Orlando, Florida, Chicago, Illinois and Westwood, California remain outstanding. We can also borrow up to $1 million for equipment financing.

The Second Term Loan is to be repaid in fifty-four (54) consecutive equal monthly installments commencing on April 1, 2016, with each such installment to be in the principal amount of $111,111.11 or such lesser amount as shall be equal to the quotient of (x) the outstanding principal amount of all advances on March 31, 2016, divided by (y) fifty-four (54); provided, however, that the final principal installment shall be in an amount equal to the aggregate principal amount of all advances outstanding on September 1, 2020, or such earlier date on which all outstanding advances shall become due and payable, whether by acceleration or otherwise. This term loan bears interest at a rate per annum equal to 5.00%.

Borrowings under the Second Term Loan are secured by substantially all of the Borrowers’ assets.

The Second Term Loan Agreement contains certain affirmative and negative covenants including negative covenants that limit or restrict, among other things, liens and encumbrances, indebtedness, mergers, asset sales, investments, assumptions and guaranties of indebtedness of other persons, change in nature of operations, changes in fiscal year and other matters customarily restricted in such agreements. The financial covenants contained in the Second Term Loan Agreement require the Borrowers to maintain a certain adjusted tangible net worth and a debt service coverage ratio.

The Second Term Loan Agreement contains default provisions customary for loans of this type, including, among others, defaults related to payment failures, failure to comply with covenants, material misrepresentations, defaults under other material indebtedness, the occurrence of a “change in control”, bankruptcy and related events, material judgments, a “material adverse change”, the invalidity or revocation of any loan document or any lien on the collateral shall no longer be valid or perfected or have the same priority. If an event of default shall occur and be continuing under the Second Term Loan, the Second Term Loan may be terminated and the principal amount outstanding under the Second Term Loan, together with all accrued unpaid interest, may be declared immediately due and payable.

The foregoing description of the Second Term Loan and Second Term Loan Agreement does not purport to be complete and is qualified in its entirety by reference to the Second Term Loan Agreement evidencing the Second Term Loan.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information under Item 1.01 above is incorporated by reference hereunder.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 8, 2015	THE ONE GROUP HOSPITALITY, INC.

	By:	/s/ Samuel Goldfinger
	Name:	Samuel Goldfinger
	Title:	Chief Financial Officer